UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 26, 2026
ROLLINS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4422	51-0068479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2170 Piedmont Road, N.E., Atlanta, Georgia 30324
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (404) 888-2000
Not Applicable
(Former name of former address, if changes since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ROL	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2026, the Board of Directors (the “Board”) of Rollins, Inc. (the “Company”) approved the appointment of William Harkins, who is currently the Company’s Chief Accounting Officer (“CAO”), to also become the Company’s Executive Vice President and Chief Financial Officer (“CFO”), effective June 15, 2026 (the “CFO Transition Date”). This is in connection with the resignation on May 26, 2026, by the Company’s current CFO, Kenneth Krause, to pursue another opportunity, effective as of the CFO Transition Date. Mr. Krause’s resignation does not involve any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Mr. Harkins, age 45, has served as the Company’s CAO since March 2025. He joined from Mohawk Industries, Inc., where he served as Chief Accounting Officer and Corporate Controller for three years. Prior to that, Mr. Harkins was the Assistant Controller for Mars, Incorporated and spent fourteen years at The Coca-Cola Company. He began his career in the audit practice at Ernst & Young LLP. Mr. Harkins holds both a Master of Accountancy and a Bachelor of Business Administration in Accounting from the University of Georgia. He is a Certified Public Accountant in Georgia.

In connection with the appointment of Mr. Harkins to become CFO, the Human Capital Management and Compensation Committee of the Board approved an annual base salary of $610,000 and adjustments to his target annual bonus and target annual equity grant opportunities (to be granted in the form of restricted stock and performance share units) commensurate with his role as CFO. The Committee also approved a one-time award of restricted stock to be granted on July 1, 2026, with a value of $500,000, with the number of shares to be determined using the closing stock price on such date, that will vest on the Company’s standard form in equal installments based on his continued employment through each of the first three anniversaries of the grant date. Mr. Harkins will also be eligible for benefits consistent with those provided to other Company senior executives and D&O indemnity coverage that is customary for executive officers. Mr. Harkins will remain subject to his existing restrictive covenants and be eligible for change-in-control and severance protections customarily offered to the Company’s executive officers.

Mr. Krause has agreed to provide advisory services in support of the transition through September 30, 2026, which is reflected in a Separation and Transition Agreement entered into between Mr. Krause and the Company as of May 26, 2026 (the “Separation Agreement”). Under the Separation Agreement, Mr. Krause will resign from his CFO role and all employment effective as of the CFO Transition Date and continue to receive his current base salary and benefits through such date. During the advisory period, Mr. Krause will not receive continued compensation other than that 8,000 shares of restricted stock previously granted to Mr. Krause under the Company’s 2018 Stock Incentive Plan that otherwise would have vested on or about February 20, 2027 (the “Vesting Date”), will vest as of the Vesting Date, subject to Mr. Krause’s provision of advisory services through September 30, 2026, and continued compliance with restrictive covenants and the execution and non-revocation of a release. Mr. Krause will remain subject to his existing post-employment restrictive covenants, including a twenty-four-month non-competition covenant and a twenty-four month non-solicitation covenant (each measured from the Vesting Date), as well as perpetual confidentiality and non-disparagement obligations. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Harkins has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Harkins and any other person pursuant to which Mr. Harkins was named Executive Vice President and CFO. His employment is at will and is subject to the discretion of the Board.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated May 26, 2026
99.1	Press Release, dated May 27, 2026
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ROLLINS, INC.

Date: May 27, 2026	By:	/s/ Jerry E. Gahlhoff, Jr.
	Name:	Jerry E. Gahlhoff, Jr.
	Title:	President and Chief Executive Officer